                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Consent Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Consent Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12


                          BARRETT RESOURCES CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                               SHELL OIL COMPANY

                             SRM ACQUISITION COMPANY
   --------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     5)  Total fee paid:

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -----------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     3)  Filing Party:

         -----------------------------------------------------------------------

     4)  Date Filed:

         -----------------------------------------------------------------------

This filing contains the following documents which may be deemed to constitute soliciting materials:

o Amended Complaint filed in the Chancery Court, New Castle County, Delaware on March 12, 2001 (the "Amended Complaint");

o Complaint filed in the United Stated District Court for the District of Delaware on March 12, 2001 (the "Complaint"); and

o Press Release issued by Shell Oil Company on March 12, 2001 (the "Press Release").

SHELL OIL COMPANY HAS FILED A PRELIMINARY CONSENT STATEMENT AND OTHER SOLICITATION MATERIALS WITH THE SEC RELATING TO SHELL OIL COMPANY'S SOLICITATION OF WRITTEN CONSENTS FROM THE SHAREHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT, WHEN AVAILABLE, BECAUSE IT WILL CONTAIN
IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS AND SECURITY HOLDERS CAN OBTAIN A FREE COPY OF THE CONSENT STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED "PARTICIPANTS IN THE SOLICITATION" OF BARRETT SHAREHOLDERS AND THEIR HOLDINGS OF BARRETT COMMON STOCK ARE CONTAINED IN SHELL OIL COMPANY'S PRELIMINARY CONSENT STATEMENT FILED WITH THE SEC UNDER REGULATION 14A.

THIS FILING CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SHELL OIL COMPANY'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE. ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN NATURAL GAS PRICES, CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING SUPPLY AND DEMAND FOR GAS, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. SHELL OIL COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


                                      ###

AMENDED COMPLAINT:

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


SHELL OIL COMPANY, a Delaware           )
corporation, and SRM ACQUISITION        )
COMPANY, a Delaware corporation,        )
                                        )
                        Plaintiffs,     )
                                        )
            v.                          )       Civil Action No. 18709
                                        )
BARRETT RESOURCES CORPORATION,          )
a Delaware corporation, C. ROBERT       )
BUFORD, DERRILL CODY, PETER A.          )
DEA, JAMES M. FITZGIBBONS, HENNIE       )
L.J.M. GIESKES, WILLIAM W. GRANT, III   )
and PHILLIPPE S.E. SCHREIBER,           )
                                        )
                        Defendants.     )

                               AMENDED COMPLAINT

                     FOR DECLARATORY AND INJUNCTIVE RELIEF

      Plaintiffs Shell Oil Company ("Shell") and SRM Acquisition Company, an indirect wholly- owned subsidiary of Shell ("SRM"), for their amended complaint against defendants Barrett Resources Corporation ("Barrett" or the "Company"),
C. Robert Buford, Derrill Cody, Peter A. Dea, James M. Fitzgibbons, Hennie L.J.M. Gieskes, William W. Grant, III and Phillippe S. Schreiber (collectively, "Defendants"), allege, upon knowledge as to themselves and their own acts and upon information and belief as to all other matters, as follows:

                            SUMMARY OF THIS ACTION

      1. This action concerns invalid provisions in Barrett's bylaws (the "Barrett Bylaws") that unlawfully restrict the statutory right of the Company's stockholders to act by written consent. In late February 2001, Shell commenced efforts to initiate discussions with Barrett concerning a possible business arrangement. After efforts to initiate negotiations failed, on March 1, 2001 Shell sent a letter to Barrett offering to purchase all of the outstanding shares of Barrett common stock not owned by Shell or its direct or indirect subsidiaries for $55.00 per share in cash. The letter emphasized Shell's commitment to proceed with a cash tender offer for all of Barrett's outstanding shares, but expressed Shell's preference to negotiate, and requested a response by the close of business on March 5, 2001. On March 5, 2001, Barrett sent a letter to Shell declining once more to engage in substantive negotiations, but asking for more time to respond to Shell.

      2. On March 7, 2001, Shell publicly released the text of its March 1 letter and issued a press release announcing its acquisition proposal. Shell also responded to Barrett's March 5 letter, reiterating Shell's desire to meet with Barrett and to engage in substantive negotiations concerning Shell's acquisition proposal. Shell also notified Barrett of this lawsuit and requested that Barrett's Board of Directors (the "Barrett Board") immediately remove the invalid bylaw provisions which could impede Shell's acquisition proposal.

      3. On March 8, 2001, after declining Shell's attempts to meet with the Company, Barrett publicly announced that it had rejected Shell's proposal for a transaction providing consideration of $55.00 per share in cash for the Company's outstanding shares, and indicated that the Barrett Board had "authorized management to pursue strategic alternatives, including seeking proposals from a number of qualified parties." Despite Shell's request, the Barrett Board apparently took no action to remedy its invalid bylaw provisions. Accordingly, this action seeks declaratory and injunctive relief against the enforcement of the invalid bylaws.

                                  THE PARTIES

      4. Plaintiff Shell is a Delaware corporation with its principal executive offices located in Houston, Texas. Shell and its subsidiaries are engaged, principally in the United States, in the exploration for, and development, production, purchase, transportation and marketing of, crude oil and natural gas, and the purchase, manufacture, transportation and marketing of oil and chemical products. In addition, subsidiaries of Shell are engaged in the exploration for, and production of, crude oil and natural gas outside the United States on a limited basis. Shell recently acquired over 100,000 shares of Barrett common stock in open market transactions.

      5. SRM is a Delaware corporation and an indirect wholly-owned subsidiary of Shell. SRM was organized to acquire the Company and has not conducted any unrelated activities since its organization. Shell has transferred 100 shares of Barrett common stock to SRM.

      6. Defendant Barrett is a Delaware corporation with its principal executive offices located in Denver, Colorado. In its public filings, Barrett states that it is an independent natural gas and crude oil exploration company that is also involved in natural gas gathering, marketing and trading activities, and that its properties are primarily focused in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent region of Kansas and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana.

      7. Defendant Peter A. Dea has been employed by Barrett since 1994 and was elected Chief Executive Officer, Vice Chairman and a director in 1999. As of April 2000, Peter A. Dea was elected the Chairman of the Barrett Board.

      8. Defendants C. Robert Buford, Derrill Cody, James M. Fitzgibbons, Hennie L.J.M. Gieskes, William W. Grant, III, and Phillippe S. E. Schreiber are the remaining directors of Barrett (with Dea, the "Director Defendants"). The Director Defendants, as directors of Barrett, owe fiduciary duties of loyalty, care and good faith to Barrett's stockholders.

                              FACTUAL BACKGROUND

      9. On February 23, 2001, at the request of Mr. Walter van de Vijver, the President and Chief Executive Officer of Shell Exploration & Production Company, an exploration and production subsidiary of Shell, a representative of Lehman Brothers Inc. ("Lehman Brothers"), the financial advisor to Shell, telephoned Mr. Dea. On February 26, 2001, Mr. Dea returned the telephone call and the representative of Lehman Brothers expressed Shell's interest in pursuing a business arrangement with the Company and asked if Lehman Brothers could facilitate a meeting between Mr. van de Vijver and Mr. Dea. Mr. Dea responded that the Company wanted to pursue its present strategy and that he was not interested in meeting with Mr. van de Vijver.

      10. On March 1, 2001, Mr. van de Vijver telephoned Mr. Dea to propose Shell's acquisition of the Company at a price of $55.00 per share in cash. Mr. Dea expressed thanks for Shell's interest but further responded that the Company had no interest beyond executing its existing strategy. Mr. Dea indicated that he would notify the Barrett Board of Shell's offer.

      11. Mr. van de Vijver then delivered a letter to Mr. Dea on March 1, 2001, in which Mr. van de Vijver confirmed Shell's proposal contemplating a transaction in which a subsidiary of Shell would make a tender offer for all of the outstanding shares of the Company for $55.00 per share in cash, followed by a second step merger at the same price. Mr. van de Vijver also informed Mr. Dea that if the Company was unwilling to engage in substantive negotiations, Shell intended to commence the cash tender offer previously described within the next several days. Mr. van de Vijver requested a response from Mr. Dea no later than the close of business on March 5, 2001.

      12. On March 5, 2001, Mr. van de Vijver tried to telephone Mr. Dea, but his calls initially went unanswered. Later that day, Mr. Dea sent Mr. van de Vijver a letter, declining once more to engage in substantive negotiations, but asking for more time to respond.

      13. After receiving Mr. Dea's letter, on March 5, 2001, Mr. van de Vijver telephoned Mr. Dea to again offer to meet to discuss Shell's proposal, but Mr. Dea responded that he would discuss a possible meeting with several directors of the Company and would telephone Mr. van de Vijver on March 6, 2001. On March 6, 2001, Mr. Dea telephoned Mr. van de Vijver to state that he was not interested in a meeting at that time and that the Company would consider Shell's offer at its regularly scheduled board meeting on March 7-8, 2001.

      14. On March 7, 2001, Shell publicly released the text of its March 1 letter and issued a press release announcing its acquisition proposal. Shell also responded to Barrett's March 5 letter, reiterating Shell's desire to meet with Barrett and to engage in substantive negotiations concerning Shell's acquisition proposal. Shell also notified Barrett of this lawsuit and requested that the Barrett Board immediately remove the invalid bylaw provisions which could pose impediments to Shell's acquisition proposal.

      15. On March 8, 2001, after declining Shell's attempts to meet with the Company, Barrett publicly announced that it had rejected Shell's proposal for a transaction providing consideration of $55.00 per share in cash for the Company's outstanding shares, and indicated that the Barrett Board had "authorized management to pursue strategic alternatives, including seeking proposals from a number of qualified parties." Despite Shell's request, the Barrett Board apparently took no action to remedy its invalid bylaw provisions.

                              THE BARRETT BYLAWS

      16. The Barrett Bylaws contain a number of invalid provisions designed specifically to thwart the exercise of the stockholders' statutory right to act by written consent.

      17. Section 3 of Article III of the Barrett Bylaws (the "Advance Notice Bylaw") provides in relevant part:

      Nominations by stockholders for directors to be elected by written consent of stockholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than 60 days nor more than 90 days prior to the first solicitation of any written consents of stockholders for the election of those nominees. (emphasis supplied).

The Advance Notice Bylaw further provides that "[n]o person shall be eligible for election as a director of the Corporation unless nominated in accordance with procedure set forth in this Section."

      18. The Barrett Bylaws also further attempt to restrict the ability of the stockholders to act by written consent. Article IX, Section 4 of the Barrett Bylaws provides in part as follows:

      These bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors or by the stockholders in the manner provided in this Article IX, Section 4 at any meeting, but not by written consent, of the stockholders. In order for the board of directors to effect an alteration, amendment or repeal of these bylaws or to adopt new bylaws, written notice containing the proposed alteration, amendment, repeal, or new bylaws must be provided to all the directors of the corporation not less than 30 days prior to the meeting of directors at which the proposal is to be considered unless the proposal is approved by at least 75 percent of all directors including 80 percent of Independent Directors (as defined in Article IV, Section 9 of these bylaws together with other capitalized terms used in Article IX of these bylaws). In order for the stockholders to effect an alteration, amendment, or repeal of these bylaws or to adopt new bylaws, written notice containing the proposed alteration, amendment, repeal, or new bylaws has been provided to the secretary and all the directors of the corporation not more than seven days after the corporation gives notice of the meeting of stockholders at which the proposal is to be considered. (emphasis supplied).

      19. Barrett's certificate of incorporation contains no provision limiting the right of stockholders to act by written consent or imposing any notice requirements for taking action by written consent. Thus, Barrett purports to limit the right of its stockholders to act by written consent through the Company's bylaws, not its certificate of incorporation. Such a restriction in the Barrett Bylaws is plainly in violation of Delaware law. By failing to remedy this violation, the Director Defendants are entrenching themselves and are improperly interfering with the voting rights of Barrett's stockholders in violation of their fiduciary duties.

                                    COUNT I

           (DECLARATORY AND INJUNCTIVE RELIEF: ADVANCE NOTICE BYLAW)

      20. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 19 as if fully set forth herein.

      21. Article III, Section 3 of the Barrett Bylaws purports to restrict the ability of the stockholders to act by written consent. Article III, Section 3 requires stockholders wishing to act by written consent to elect members of the Barrett Board first to nominate the proposed board member or members and give notice thereof at least 60 days in advance of the first solicitation of written consents for the election of those nominees.

      22. This purported limitation on the ability of the stockholders to act by written consent in the Barrett Bylaws violates 8 Del. C. Section 228.

      23. Plaintiffs have no adequate remedy at law.

                                   COUNT II

(DECLARATORY AND INJUNCTIVE RELIEF: AMENDMENTS TO THE BYLAWS BY WRITTEN CONSENT)

      24. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 23 as if fully set forth herein.

      25. Article IX, Section 4 of the Barrett Bylaws purports to deny the right of the stockholders of Barrett to act by written consent to amend the Barrett Bylaws.

      26. This purported limitation on the ability of stockholders to act by written consent in the Barrett Bylaws violates 8 Del. C. Section 228.

      27. Plaintiffs have no adequate remedy at law.

                                   COUNT III

                          (BREACH OF FIDUCIARY DUTY)

      28. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 27 as if fully set forth herein.

      29. The Director Defendants owe Barrett's stockholders the highest duties of care, loyalty and good faith.

      30. The Advance Notice Bylaw and the purported prohibition on the ability of the stockholders to amend the Barrett Bylaws by written consent are invalid under Delaware law. Shell informed Barrett of such invalidity and requested that the Director Defendants take action to remove those provisions from the Barrett Bylaws.

      31. The failure of the Director Defendants to remedy the invalid provisions of the Barrett Bylaws constitutes unlawful entrenchment and a breach of fiduciary duty. There is no compelling justification for the unlawful actions of the Director Defendants in thwarting the exercise of stockholder voting rights.

      32. Plaintiffs have no adequate remedy at law.

      WHEREFORE, plaintiffs respectfully request that this Court:

            a. declare that the Advance Notice Bylaw is invalid as a violation of 8 Del. C. Section 228 and enjoin the Defendants or anyone acting on their behalf or in concert with them from enforcing the Advance
      Notice Bylaw;

            b. declare that the purported prohibition on the ability of the stockholders to amend the Barrett Bylaws by written consent is invalid as a violation of 8 Del. C. Section 228 and enjoin the Defendants or anyone acting on their behalf or in concert with them from enforcing such provision;

            c. declare that the Director Defendants have breached their fiduciary duties by failing to repeal or amend the Advance Notice Bylaw and the purported prohibition on the ability of the stockholders to amend the Barrett Bylaws by written consent;

            d. award plaintiffs their costs and disbursements in this action, including reasonable attorneys' and experts' fees; and

            e. grant plaintiffs such other and further relief as this Court may deem just and proper.

OF COUNSEL:

James Edward Maloney                            /s/ Peter B. Ladig
Paul R. Elliott                                 ------------------
Baker Botts L.L.P.                              Jesse A. Finkelstein
One Shell Plaza                                 Daniel A. Dreisbach
910 Louisiana                                   Raymond J. DiCamillo
Houston, Texas  77002                           Peter B. Ladig
(713) 229-1234                                  Kelly C. Ashby
                                                Richards, Layton & Finger
                                                One Rodney Square
                                                P.O. Box 551
                                                Wilmington, Delaware  19899
                                                (302) 658-6541
Dated:  March 12, 2001                            Attorneys for Plaintiffs

COMPLAINT:

                      IN THE UNITED STATES DISTRICT COURT

                         FOR THE DISTRICT OF DELAWARE


SHELL OIL COMPANY, a Delaware           )
corporation, and SRM ACQUISITION        )
COMPANY, a Delaware corporation,        )
                                        )
                        Plaintiffs,     )
                                        )
              v.                        )            Civil Action No. 01-161
                                        )
BARRETT RESOURCES CORPORATION,          )
a Delaware corporation,                 )
                                        )
                        Defendant.      )

                                  COMPLAINT

      Plaintiffs Shell Oil Company ("Shell") and SRM Acquisition Company ("Purchaser") file this action seeking declaratory relief arising out of Purchaser's offer to purchase all outstanding shares of common stock of defendant Barrett Resources Corporation ("Barrett" or the "Company"). For their complaint against Barrett, plaintiffs allege, upon knowledge as to themselves and their own acts and upon information and belief as to all other matters, as follows:

                             JURISDICTION AND VENUE

      1. This Court has jurisdiction over this action pursuant to 15 U.S.C. Section 78aa, 28 U.S.C. Section 1331 and 28 U.S.C. Section 1337(a).

      2. Venue in this Court is proper pursuant to 15 U.S.C. Section 78aa and 28 U.S.C. Section 1391(b).

                                  THE PARTIES

      3. Plaintiff Shell is a Delaware corporation with its principal executive offices located in Houston, Texas. Shell and its subsidiaries are engaged, principally in the United States, in the exploration for, and development, production, purchase, transportation and marketing of, crude oil and natural gas, and the purchase, manufacture, transportation and marketing of oil and chemical products. In addition, subsidiaries of Shell are engaged in the exploration for, and production of, crude oil and natural gas outside the United States on a limited basis. Shell recently acquired over 100,000 shares of Barrett common stock in open market transactions.

      4. Purchaser is a Delaware corporation and an indirect wholly-owned subsidiary of Shell. Purchaser was organized to acquire the Company and has not conducted any unrelated activities since its organization. Shell has transferred 100 shares of Barrett common stock to Purchaser.

      5. Defendant Barrett is a Delaware corporation with its principal executive offices located in Denver, Colorado. In its public filings, Barrett states that it is an independent natural gas and crude oil exploration company that is also involved in natural gas gathering, marketing and trading activities, and that its properties are primarily focused in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent region of Kansas and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana.

      6. Barrett's common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. Section 78l(b), and is listed and traded on the New York Stock Exchange.

                               THE TENDER OFFER

      7. Shell and Purchaser commenced today a fully-funded, non-coercive, non-discriminatory, all-cash, all-shares tender offer for the outstanding shares of Barrett common stock that are not already owned by Shell or its direct or indirect subsidiaries (the "Tender Offer"). In connection with the commencement of the Tender Offer, Shell issued today a press release summarizing the terms of the Tender Offer (the "Press Release"), and a summary advertisement of the Tender Offer was published in the March 12, 2001 national edition of The Wall Street Journal (the "Summary Advertisement").

      8. Barrett stockholders whose shares are purchased by Purchaser in the Tender Offer will receive $55.00 per share in cash, representing approximately a 24% premium above the closing price of Barrett's stock on the New York Stock Exchange on February 28, 2001, the last trading day prior to Shell's delivery to Barrett of a letter proposing the transaction and offering $55.00 per share for Barrett common stock.

      9. The Tender Offer is the initial step in a two-step transaction pursuant to which Shell, through Purchaser, offers to acquire all of the outstanding shares of Barrett. If successful, the Tender Offer will be followed by a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Shell (the "Proposed Merger," and together with the Tender Offer, the "Proposed Acquisition"). Pursuant to the Proposed Merger, each then outstanding share of Barrett (other than shares owned by Shell or any of its subsidiaries, including the Company's shares held in treasury and shares owned by stockholders who perfect available appraisal rights) would convert into the right to receive an amount in cash equal to the price paid in the Tender Offer.

      10. The Tender Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration date that number of shares that, together with any shares owned by the Purchaser, Shell or Shell's other direct or indirect subsidiaries, would constitute at least a majority of all outstanding shares on a fully diluted basis on the date of purchase, (2) the Company's preferred stock purchase rights having been redeemed by the Board of Directors of the Company, or the Purchaser being satisfied, in its sole discretion, that the rights have been invalidated or are otherwise inapplicable to the Tender Offer and the Proposed Merger, (3) the acquisition of shares pursuant to the Tender Offer and the Proposed Merger having been approved pursuant to Section 203 of the Delaware General Corporation Law ("Section 203"), or the Purchaser being satisfied, in its sole discretion, that the provisions of
Section 203 are otherwise inapplicable to the acquisition of shares pursuant to the Tender Offer and the Proposed Merger, (4) the Purchaser being satisfied, in its sole discretion, that the provisions of Article IV of the Company's bylaws are inapplicable to the acquisition of shares pursuant to the Tender Offer and the Proposed Merger and (5) the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of shares pursuant to the Tender Offer having expired or been terminated.

      11. In August 1997, the Board of Directors of Barrett (the "Barrett Board") adopted a stockholder rights agreement (the "Rights Agreement"), commonly known as a "poison pill," designed to thwart any acquisition of Barrett that does not have the approval of the Barrett Board. The Rights Agreement provides the Barrett Board with the power to summarily prevent the consummation of even an all-cash, all-shares, non-coercive, non-discriminatory tender offer by imposing a severe economic penalty (in the form of massive dilution) on a potential acquirer. The Rights Agreement was adopted without approval of Barrett's stockholders and, if it remains in effect and applicable to the Tender Offer, it will restrict the right of Barrett's stockholders to decide whether to accept Purchaser's premium offer for their shares.

      12. Similarly, Barrett's Board may be able to prevent Shell from consummating the Proposed Merger for at least three years unless the Board exempts the Proposed Acquisition from the restrictions imposed by Section 203, Delaware's Business Combination Statute. Section 203, which applies to any Delaware corporation that has not opted out of its coverage, provides that if a person acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder" under the statute), such interested stockholder may not engage in a "business combination" with the corporation (defined to include a merger or consolidation) for three years after becoming an interested stockholder, unless: (i) prior to the 15% acquisition, the board of directors has approved either the acquisition resulting in the stockholder becoming an interested stockholder or the business combination; (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it crosses the 15% threshold; or (iii) on or subsequent to the time of the 15% acquisition, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Barrett is subject to Section 203 and has chosen not to opt out of the statute's coverage.

      13. The Tender Offer is, and will continue to be, in full compliance with all applicable federal laws and regulations governing tender offers, i.e., the provisions of the Williams Act, embodied in Sections 14(d) and 14(e) of the Exchange Act, 15 U.S.C. Sections 78n(d) and (e), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission ("SEC"). In accordance with the Exchange Act and the rules and regulations promulgated thereunder by the SEC, Purchaser and Shell commenced the Tender Offer and published a Summary Advertisement in today's Wall Street Journal. In connection with the Tender Offer and in accordance with the Exchange Act and the rules and regulations promulgated thereunder by the SEC, Purchaser and Shell are filing today a Schedule TO with the SEC (the "Schedule TO") pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, 17 C.F.R.
Section 240.14d-3.

      14. Section 14(d) of the Exchange Act, 15 U.S.C. Section 78n(d), and the rules and regulations promulgated thereunder by the SEC, require that any person or entity making a tender offer for beneficial ownership of more than five percent of a class of registered equity securities file and disclose certain specified information with respect to the tender offer. Any such bidder must disclose, among other things, its identity and background, past contacts, transactions or negotiations between the bidder and the company whose stock the bidder seeks to acquire, the source and amount of funds needed for the tender offer, and any plans the bidder may have to change the capitalization, corporate structure or business of the company whose stock it seeks to acquire.

      15. In addition, Section 14(e) of the Exchange Act, 15 U.S.C. Section 78n(e), makes it "unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practice in connection with any tender offer." Purchaser and Shell have complied fully with the Exchange Act and all rules and regulations promulgated thereunder.

      16. In connection with the Tender Offer, Purchaser is in the process of disseminating to Barrett's stockholders an offer to purchase containing all material information required by applicable law to be disclosed (the "Offer to Purchase"). Among other matters, the Offer to Purchase discloses the solicitation of written consents being undertaken by Purchaser, as more fully described below. In addition, Purchaser today filed with the SEC a Schedule 14A which describes the consent solicitation more fully.

      17. Despite the significant benefits of the Proposed Acquisition for the Barrett stockholders, Barrett has refused to accept the Shell offer. Barrett's efforts will, in all likelihood, also include the commencement of baseless litigation against plaintiffs under the provisions of the federal securities laws regulating the solicitation of written consents, tender offers and acquisition efforts.

                       BARRETT REJECTS THE SHELL OFFER

      18. On February 23, 2001, at the request of Mr. Walter van de Vijver, the President and Chief Executive Officer of Shell Exploration & Production Company, an exploration and production subsidiary of Shell, a representative of Lehman Brothers Inc. ("Lehman Brothers"), the financial advisor to Shell, telephoned Mr. Peter A. Dea, the Chief Executive Officer of the Company. On February 26, 2001, Mr. Dea returned the telephone call and the representative of Lehman Brothers expressed Shell's interest in pursuing a business arrangement with the Company and asked if Lehman Brothers could facilitate a meeting between Mr. van de Vijver and Mr. Dea. Mr. Dea responded that the Company wanted to pursue its present strategy and that he was not interested in meeting with Mr. van de Vijver.

      19. On March 1, 2001, Mr. van de Vijver telephoned Mr. Dea to propose Shell's acquisition of the Company at a price of $55.00 per share in cash. Mr. Dea expressed thanks for Shell's interest but further responded that the Company had no interest beyond executing its existing strategy. Mr. Dea indicated that he would notify the Barrett Board of Shell's offer.

      20. Mr. van de Vijver then delivered a letter to Mr. Dea on March 1, 2001, in which Mr. van de Vijver confirmed Shell's proposal contemplating a transaction in which a subsidiary of Shell would make a tender offer for all of the outstanding shares of the Company for $55.00 per share in cash, followed by a second step merger at the same price. Mr. van de Vijver also informed Mr. Dea that if the Company was unwilling to engage in substantive negotiations, Shell intended to commence the cash tender offer previously described within the next several days. Mr. van de Vijver requested a response from Mr. Dea no later than the close of business on March 5, 2001.

      21. On March 5, 2001, Mr. van de Vijver tried to telephone Mr. Dea, but his calls initially went unanswered. Later that day, Mr. Dea sent Mr. van de Vijver a letter, declining once more to engage in substantive negotiations, but asking for more time to respond.

      22. After receiving Mr. Dea's letter, on March 5, 2001, Mr. van de Vijver telephoned Mr. Dea to again offer to meet to discuss Shell's proposal, but Mr. Dea responded that he would discuss a possible meeting with several directors of the Company and would telephone Mr. van de Vijver on March 6, 2001. On March 6, 2001, Mr. Dea telephoned Mr. van de Vijver to state that he was not interested in a meeting at that time and that the Company would consider Shell's offer at its regularly scheduled board meeting on March 7-8, 2001.

      23. On March 7, 2001, Shell publicly released the text of its March 1 letter and issued a press release announcing its acquisition proposal. Shell also responded to Barrett's March 5 letter, reiterating Shell's desire to meet with Barrett and to engage in substantive negotiations concerning Shell's acquisition proposal. Shell also notified Barrett of the pendency of a lawsuit filed in the Delaware Court of Chancery and requested that the Barrett Board immediately remove certain invalid bylaw provisions which could pose impediments to Shell's acquisition proposal.

      24. On March 8, 2001, after declining Shell's attempts to meet with the Company, Barrett publicly announced that it had rejected Shell's proposal for a transaction providing consideration of $55.00 per share in cash for the Company's outstanding shares, and indicated that the Barrett Board had "authorized management to pursue strategic alternatives, including seeking proposals from a number of qualified parties." Despite Shell's request, the Barrett Board apparently took no action to remedy its invalid bylaw provisions.

      25. In light of Barrett's failure to accept Shell's acquisition proposal, and having been asked by Barrett's lawyers to provide a waiver of conflicts that would permit Barrett's lawyers to be adverse in litigation against Shell, the current Barrett Board cannot be expected to facilitate the Proposed Acquisition, but instead can be expected to maintain Barrett's anti-takeover devices and to oppose actively the Proposed Acquisition. Because Barrett has failed to accept the substantial benefits of the Proposed Acquisition, Shell is taking its offer directly to the Barrett stockholders.

                       THE WRITTEN CONSENT SOLICITATION

      26. In furtherance of the Proposed Acquisition, Shell publicly disclosed today its intention to solicit written consents from Barrett's stockholders to remove the members of the Barrett Board in office at the time the removal becomes effective and replace them with directors nominated by Purchaser (the "Consent Solicitation"). Shell's nominees are willing to consider, consistent with the fulfillment of their fiduciary duties, whether to take such actions as they deem necessary or appropriate to expedite the prompt consummation of the Proposed Acquisition, including: (i) whether to redeem the Rights (or amend the Rights Agreement to make it inapplicable to the Proposed Acquisition), (ii) whether to approve the Proposed Acquisition under Section 203, and (iii) whether to render inapplicable, if otherwise applicable, article IV of the Company's bylaws to the Proposed Acquisition. If a proposal has been made respecting a transaction that is determined to be superior to the Proposed Acquisition for the Company's stockholders, Shell's nominees are also willing to consider, consistent with the fulfillment of their fiduciary duties, whether to take such actions as they deem necessary or appropriate to facilitate that proposed transaction.

      27. Section 14(a) of the Exchange Act, 15 U.S.C. Section 78n(a), and the rules and regulations promulgated thereunder by the SEC, require that a person soliciting an authorization with respect to any registered security file and disclose certain specific information with respect to the solicitation. Any such person must disclose, among other things, its identity and any substantial interest of the solicitor in the matters to be acted upon. In addition, Rule 14a-9, 17 C.F.R. Section 240.14a-

9, promulgated by the SEC under Section 14(a) of the Exchange Act, provides that "[n]o solicitation subject to this regulation shall be made ... containing any statement of which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading."

      28. Purchaser's preliminary written consent solicitation materials are being filed today with the SEC (the "Consent Solicitation Materials"). The Consent Solicitation Materials are in full compliance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, including Rule 14a-9. The preliminary Consent Solicitation Materials disclose, among other things:

            a. the belief of Purchaser that its efforts to solicit written consents comply with Delaware law; and

            b. Purchaser's intent, upon receipt of the requisite number of written consents, to (i) remove the members of the Barrett Board in office at the time the removal becomes effective and (ii) elect Purchaser's nominees to the Barrett Board.

                                    COUNT I
                              DECLARATORY RELIEF

      29. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 28 as if fully set forth herein.

      30. The Declaratory Judgment Act, 28 U.S.C. Section 2201, provides that "[i]n a case of actual controversy within its jurisdiction, ... any court of the United States, upon the filing of an appropriate pleading, may declare the rights and other legal relations of any interested party seeking such declaration." Plaintiffs are entitled to a declaratory judgment that the Schedule TO and all exhibits thereto, and the Consent Solicitation Materials, are proper and comply with all applicable securities laws, rules and regulations.

      31. Although the Proposed Acquisition is fairly and attractively priced, plaintiffs reasonably expect that Barrett will thwart or delay plaintiffs' lawful attempts to consummate the Tender Offer. Plaintiffs believe Barrett will seek to delay and defeat the Tender Offer through efforts including the filing of a meritless suit claiming that public disclosures and filings made by plaintiffs in conjunction with the Tender Offer and the Consent Solicitation violate applicable federal securities laws and regulations. Indeed, Barrett's lawyers have already requested that Shell provide a waiver of conflicts to allow Barrett's lawyers to be adverse in litigation against Shell. Thus, there is a substantial controversy between parties having adverse interests which is of sufficient immediacy and reality to warrant the issuance of a declaratory judgment.

      32. In the absence of declaratory relief, plaintiffs will suffer irreparable harm. As evidenced by the course of action that Barrett has pursued to date and the actions taken generally by companies that receive unsolicited acquisition proposals, Barrett will likely defend against the Proposed Acquisition and the Consent Solicitation by, among other things, filing claims designed to delay or defeat the Proposed Acquisition and the Consent Solicitation. A declaratory judgment that the disclosures in the Schedule TO, the Offer to Purchase and the Consent Solicitation Materials comply with all applicable federal laws will serve the purpose of adjudicating the interests of the parties, resolving any complaints concerning the propriety of the Tender Offer or the Consent Solicitation under federal law, and permitting an otherwise lawful transaction to proceed.

      33. Plaintiffs therefore request pursuant to the Declaratory Judgment Act, 28 U.S.C. Sections 2201 and 2202, that this Court enter a declaratory judgment that the public disclosures and documents filed with the SEC by plaintiffs and which are being disseminated to Barrett stockholders in connection with the Tender Offer and the Consent Solicitation comply fully with all applicable provisions of law.

                                    COUNT II
                               INJUNCTIVE RELIEF

      34. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 33 as if fully set forth herein.

      35. This Court is the proper forum for plaintiffs' claims to be brought because the Company is a Delaware corporation and there is companion action relating solely to state law-based claims in the Delaware Court of Chancery.

      36. Any attempt by the Company or any of its representatives to commence litigation elsewhere could only be for the sole purpose of delaying resolution of the claims in this forum. Accordingly, plaintiffs request that this Court enjoin Barrett or anyone acting on its behalf or in concert with it from commencing litigation relating to the Tender Offer, the Proposed Merger, the Proposed Acquisition, the Consent Solicitation, this action or any other matter related thereto in another forum.

      37. Plaintiffs have no adequate remedy at law.

      WHEREFORE, plaintiffs respectfully request that this Court:

            a. declare that plaintiffs have disclosed all information required by, and are otherwise in all respects in compliance with, all applicable laws and other obligations, including, without limitation, Sections 14(a), 14(d) and 14(e) of the Exchange Act and any other federal securities laws, rules or regulations deemed or claimed to be applicable to the Schedule TO, the Tender Offer, the Consent Solicitation or the Consent Solicitation Materials;

            b. enjoin Barrett or anyone acting on its behalf or in concert with it from commencing litigation relating to the Tender Offer, the Proposed Merger, the Proposed Acquisition, the Consent Solicitation, this action or any other matter related thereto in another forum;

            c. award plaintiffs their costs and disbursements in this action, including reasonable attorneys' fees; and

            d. grant plaintiffs such other and further relief as this Court may deem just and proper.


OF COUNSEL:

James Edward Maloney                      /s/ Raymond J. DiCamillo
Paul R. Elliott                           -----------------------------------
Baker Botts L.L.P.                        Jesse A. Finkelstein (#1090)
One Shell Plaza                           Daniel A. Dreisbach (#2583)
910 Louisiana                             Raymond J. DiCamillo (#3188)
Houston, Texas  77002                     Peter B. Ladig (#3513)
(713) 229-1234                            Thad J. Bracegirdle (#3691)
                                          Richards, Layton & Finger
                                          One Rodney Square
                                          P.O. Box 551
Dated:  March 12, 2001                    Wilmington, Delaware  19899
                                          (302) 658-6541
                                            Attorneys for Plaintiffs

PRESS RELEASE:

                    SHELL OIL COMPANY COMMENCES TENDER OFFER
                 FOR BARRETT RESOURCES AT $55 PER SHARE IN CASH

    HOUSTON (MARCH 12, 2001) -- Shell Oil Company (Shell), a wholly-owned member of the Royal Dutch/Shell Group, today announced that it has commenced a tender offer for all outstanding shares of Barrett Resources Corporation (Barrett) at $55 per share in cash. The offer price for the Common Stock represents a 24 percent premium over Barrett's market price of $44.25 per share on Feb. 28, 2001, the last trading day prior to Shell's initial acquisition proposal.

    "We consider it a positive sign that Peter Dea and Barrett's Board of Directors have said they are considering strategic alternatives, but it is not clear that they are committed to the sale of the company," said Walter van de Vijver, president and CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company. "That is why Shell has chosen to take its offer directly to the Barrett shareholders rather than participate in the auction process proposed by Barrett's Board. We continue to believe that the best choice is to accept our fully funded cash offer.

    "We also note that Barrett's board has not said that our $55 per share offer is inadequate, so we assume that they and their advisors have concluded that our offer is in an appropriate range," he continued. "We have decided to make our tender offer available to shareholders today because we continue to believe that our fully funded cash offer represents a full and fair value for the company.

    "We are concerned, as their shareholders also may be, that the prolonged auction process could be a distraction to Barrett's employees and have an adverse impact on their ability to effectively operate the business. Under the auction process Barrett has established, it could take over two months before Barrett shareholders know whether or not they have any further options," Mr. van de Vijver added.

    Shell's tender offer is conditioned upon, among other things, the acquisition of at least a majority of the outstanding shares. The tender offer and withdrawal rights will expire at midnight (EDT) on April 6, 2001, unless extended. The offer is not contingent on the receipt of financing. The terms and conditions of the offer will be set forth in tender offer materials being filed today with the Securities and Exchange Commission to be mailed promptly to Barrett shareholders.

    Lehman Brothers Inc. is acting as Dealer Manager for the Shell offer, and Morrow & Co., Inc. is acting as Information Agent.

ABOUT BARRETT RESOURCES CORPORATION

Barrett Resources Corporation is a Denver-based independent natural gas and oil exploration and production company. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana. The company has over 200 employees and reported 2000 revenues of $376 million from oil and gas operations. (Source: Barrett earnings release of March 1, 2001, and the Barrett web site.)

ABOUT SHELL EXPLORATION & PRODUCTION COMPANY

Shell Exploration & Production Company (SEPCo) is a wholly-owned subsidiary of Shell Oil Company based in Houston. SEPCo is responsible for exploring, developing, and producing oil and natural gas in the U.S., with principal operations in the Gulf of Mexico, Michigan and South Texas. SEPCo is currently the third largest U.S. natural gas producer.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE TENDER OFFER WILL BE MADE ONLY THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

THE TENDER OFFER STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

SHELL OIL COMPANY IS FILING A PRELIMINARY CONSENT STATEMENT AND OTHER SOLICITATION MATERIALS WITH THE SEC RELATING TO SHELL OIL COMPANY'S SOLICITATION OF WRITTEN CONSENTS FROM THE SHAREHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT, WHEN AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS AND SECURITY HOLDERS CAN OBTAIN A FREE COPY OF THE CONSENT STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED "PARTICIPANTS IN THE SOLICITATION" OF BARRETT STOCKHOLDERS AND THEIR HOLDINGS OF BARRETT COMMON STOCK ARE CONTAINED IN SHELL OIL COMPANY'S FILINGS WITH THE SEC UNDER REGULATION 14A.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SHELL'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND "ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE. ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN NATURAL GAS PRICES, CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING SUPPLY AND DEMAND FOR GAS, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. SHELL OIL COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY AND FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

MEDIA/INVESTOR CONTACTS:

Kitty Borah/Stacy Hutchinson      Shell Oil Media Relations       (713) 241-4544

David Sexton                      Shell Oil Investor Relations    (212) 218-3112

                                        2